Exhibit 10.1

December 16, 2009

John J. Giamatteo

1730 Evergreen Place

Seattle, WA 98121

Offer of Employment by Solera Inc.

Dear John,

I am pleased to confirm our offer of employment to you as Chief Operating Officer. In this position, you will report directly to me, the Chief Executive Officer of Solera, and will be based in Solera’s corporate headquarters in San Diego, California.

The terms of this offer and the benefits currently provided by Solera are as follows:

1. Compensation

A. Salary Your starting salary will be $460,000 per year, paid in 26 bi-weekly pay periods. Your start date is on or before March 1, 2010.

B. Bonus

i. You will be eligible to participate in the Solera Annual Business Incentive Plan. Your target will be 85% of your annual base salary, with a maximum payout of 225% of target for the successful completion of key financial and personal objectives. These objectives will be defined within the first 45 days of employment. Your incentive for FY10 will be pro-rated for the last four months of the fiscal year with a maximum payout of 225% of target.

ii. You will have the opportunity to earn an additional bonus of $250,000 at the end of this fiscal year. As discussed, this will be a discretionary bonus to ensure you have no shortfalls from your previous bonus plan. In the event you leave Solera within 18 months, you will reimburse the company on a pro-rated basis.

C. Equity Awards

i. Initial Award Following your execution of this employment offer letter, and subject to approval by the Committee, (1) you will be issued restricted stock units (“RSUs”) entitling you to receive an aggregate value of $675,600 of Solera Common Stock pursuant to the 2008 Omnibus Incentive Plan and (2) you will be issued stock options (“Options”) exercisable for a value of $647,000 of Solera Common Stock pursuant to the 2008 Omnibus Incentive Plan.

ii. Special CEO Grant In addition, you will be eligible to receive a special CEO grant of US $ 1,350,000 (75% in Options and 25% in RSU’s according to the 2008 Omnibus Incentive Plan upon successful completion of six (6) months of employment.)

Assuming a March 1, 2010 employment start date, the RSUs and the Options shall vest as to 25% of the shares subject thereto on March 31, 2011, and as to an additional 6.25% of the shares subject thereto each June 30, September 30, December 31, and March 31 thereafter, in each case subject to your continued services to Solera or the Solera Group and the definitive agreements entered by Solera and you establishing the RSUs and the Options.

2. Benefits. You will be eligible to participate in Solera’s healthcare benefits, life insurance, 401(k) plan and other benefits programs, subject to the terms of the plans. Your benefits will be effective the first day of the month following your employment commencement date. You will be entitled to a minimum of three weeks of vacation during the calendar year. The amount of vacation time during your first year is prorated based on the number of full months of employment completed during that year. As part of your benefits, Solera will include an executive relocation package, including a temporary living allowance (see policy attached). As part of your benefits, Solera will include an executive relocation package, including a temporary living allowance (see policy attached). In addition, you will be eligible to receive a Solera-assigned vehicle (the “Vehicle”), and a monthly Vehicle fuel allowance in an amount equal to the difference between the monthly lease payment for the Vehicle and $1,000. You will be responsible for all applicable taxes, license and registration fees associated with the Vehicle and Vehicle allowance.

Please note that Solera reserves the right to amend its’ benefit plans as appropriate and without prior notice.

3. Confidentiality. As an employee of Solera, you will have access to certain confidential and proprietary information of the Solera Group. You may, during the course of your employment, develop certain information or inventions. All such information or inventions will be the property of the Solera Group. You will need to sign Solera’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.

We wish to impress upon you that we neither encourage, nor tolerate you bringing and/or using any confidential or proprietary material obtained in the course of your employment prior to your employment with Solera. In addition, we encourage you to respect and to not violate any other obligations you may have to any former employer.

4. Non-Competition.

During the period that you render services to Solera, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Solera Group. You will disclose to the Solera in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Solera Group. You will not assist any other person or organization in competing with the Solera Group or in preparing to engage in competition with the business or proposed business of the Solera Group.

5. No Prior Restrictions. You represent that (i) your signing of this offer letter, Solera’s Employee Invention Assignment and Confidentiality Agreement, and any other documents concerning your employment with Solera, and (ii) your commencement of employment with Solera, will not violate any agreement currently in place between you and current or past employers.

6. At Will Employment. While we look forward to a long and mutually profitable relationship, should you decide to accept our offer, you will be an at will employee of Solera, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (and any contradictory statements in this letter) are not effective. This offer is conditioned upon the successful completion of the reference and background checks and drug testing described in Section 10 below, and can be revoked if the checks and testing are not successful.

7. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

8. Termination Without Cause. If your employment with Solera is terminated without Cause (as defined below), Solera will pay you ratably in equal monthly installments over 12 months (i) an aggregate dollar amount equal to 0.5 times your annual base salary in effect immediately prior to your termination of employment if your termination occurs on or prior to the six-month anniversary of your employment start date, (ii) an aggregate dollar amount equal to 0.75 times your annual base salary in effect immediately prior to your termination of employment if your termination occurs after the six-month anniversary of your employment start date and on or prior to the nine-month anniversary of your employment start date, or (iii) an aggregate dollar amount equal to 1.0 times your annual base salary in effect immediately prior to your termination of employment if your termination occurs after the nine-month anniversary of your employment start date (the “Severance Payment”). Solera’s obligation to make the Severance Payment is conditioned upon your execution and delivery to Solera of a release of claims in a form reasonably acceptable to Solera (a “Release”) and such Release becoming effective in accordance with its terms. Solera will commence payment (or reimbursement, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) of the Severance Payment sixty (60) days following the termination of your employment, provided that prior to such date, the Release has become effective in accordance with its terms. The first payment will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of the preceding sentence, and the balance of the installments will be payable in accordance with the schedule set forth in the first sentence of this Section 1.C.

For purposes of this offer of employment, “Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Solera, the Solera Group or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office held by you as reasonably directed by the Chief Executive Officer of Solera, (iii) gross negligence or willful misconduct with respect to Solera or the Solera Group, (iv) conduct tending to bring Solera or the Solera Group into public disgrace or disrepute, or (v) any breach by you of the “Employee Invention Assignment and Confidentiality Agreement” between you and Solera as described in Section 3 below.

9. Arbitration. You and Solera agree that any controversy or claim arising out of or relating to this offer of employment, or the breach hereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”). All arbitration proceedings shall be conducted in San Diego County, California. The parties are entitled to representation by an attorney or other representative of their choosing. Solera shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Solera relating to this offer of employment, the employment relationship between you and Solera and any disputes upon termination of employment, other than claims for workers’ compensation, unemployment insurance benefits, or breach of any employee innovations and proprietary rights agreements (including the “Employee Invention Assignment and Confidentiality Agreement” described in Section 3 above) between you and Solera. Accordingly, except as provided for by the Rules or as provided in the prior sentence, neither you nor Solera will be permitted to pursue court action regarding claims that are subject to arbitration. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this offer of employment, in particular with respect to any violation of the provisions of the “Employee Invention Assignment and Confidentiality Agreement” described in Section 3 above. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.

In the event of any claim, demand or suit arising out of or with respect to this offer of employment, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

10. Modifications. Solera reserves the right to change or otherwise modify, in its sole discretion, any of the terms of employment set forth herein at any time in the future.

11. Background Check & Drug Test. This offer is contingent upon a successful pre-employment verification of criminal, education, and employment background, and a successful urinalysis drug test. Please note the attached forms for drug testing must be filled out and brought with you to the drug testing facility. These results are confidential and, with certain exceptions, shall be used solely for the purpose of determining your eligibility for employment at Solera. You will be required to establish your identity at the time of the test, preferably by photographs identification. Listed below is the name and location of the drug testing facility. LabCorp only accepts walk-ins so no appointment is needed.

Location: LabCorp

19951 MARINER AVE STE 175

TORRANCE, CA 90503

Phone: 310-371-4169

Drug tests must be administered within 3 days of the acceptance of this offer. Failure to take this test within three calendar days of your employment offer may result in Solera rescinding this conditional offer of employment to you. This offer can be rescinded based upon data received in the verification.

12. Six Month Holdback. To the extent (i) any payments to which you become entitled under this offer letter, or any agreement or plan referenced herein, in connection with your separation of service from Solera constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed by Solera at the time of such separation of service to be a “specified” employee under Section 409A of the Code, as determined by Solera, by which determination you agree that you are bound, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined below); (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. With respect to any determination that the benefits provided for in this offer letter are subject to Section 409A, then each payment is a separate payment and, to the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of this offer letter, separation or termination of your employment with, or resignation from, Solera shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations promulgated under the Code or any successor regulations. In any event, Solera makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this offer letter are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

13. Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

14. Governing Law. This offer letter and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

15. Acceptance. Your anticipated start date is on or before April 12, 2010. I would appreciate your prompt favorable reply by signing this letter in the space indicated and returning it to us at our confidential fax +1 (858) 946-1075. Should you have any questions, please feel free to contact Nikka Blunt directly at +1 (858) 724-1611.

We look forward to the opportunity to welcome you to Solera

Sincerely,

/s/ Tony Aquila
Tony Aquila
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ John Giamatteo	January 13, 2010
John Giamatteo	Date Signed

April 12, 2010
Start Date

Solera Companies

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January 5, 2010

John J. Giamatteo

1730 Evergreen Place

Seattle, WA 98121

Dear John,

Pursuant to our telephone conversation Solera, Inc. would like to modify the original offer letter, dated December 16th, 2009, as follows:

On-Hire Equity Grant - Add US $ 487,000 to the on-hire RSU value of US $ 675,000 for a total RSU Grant upon hire of US $1,162,000. This plus the CEO Grant (US $ 338,000 in Value) in six months will total US $ 1.5 MM in RSUs.

The Stock Option portion of the on-hire grant will remain the same at US $ 647,000 in Value.

Total On-Hire Grant Value US $ 1,809,000.

Your CEO grant will be issued as per the offer letter.

Relocation - We reconfirm our offer of a relocation bonus of US $ 150,000 and an additional bonus of US $ 100,000 to true up the relocation expenses you might incur. We reserve the right to approve a purchase option if it is in the best interest of the company to manage the cost of your relocation more effectively. In this case, the relocation bonus may have to be true up in favor of the company.

Cash Bonus FY 2010 - we agree that your Solera FY 10 ABIP will be pro-rated at 50 % of target. In addition, you must provide supporting documentation for the pay up of your second half calendar 2009 Bonus from RealNetworks. In case this bonus is paid fully or in part, Solera will reduce the make whole payout accordingly. We both understand that if the bonus is paid in full Solera will not pay out any make whole amount to you.

Severance - We agree that in a case of termination without cost your severance will be 12 month base salary. In this case, the CEO will have the final decision on waving any claw back compensation elements remaining.

If you are in agreement to these changes, please sign below and fax this letter back to me at 925-265-9043.

We look forward to you joining our team.

Sincerely,

/s/ Abilio Gonzalez
Abilio Gonzalez
SVP Global Human Resources

I accept the above changes to my employment offer letter.

/s/ John J. Giamatteo	January 13, 2010
John J. Giamatteo	Date